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                                                      Exhibit (l)


                ALLIANCE CAPITAL MANAGEMENT L.P.
                   1345 Avenue of the Americas
                    New York, New York 10105




                                    December 14, 1999




Alliance Disciplined Value Fund, Inc.
1345 Avenue of the Americas
New York, New York  10105

Gentlemen:

         In connection with our purchase from you and your issuance to us of 10,000 shares of Class A Common Stock, ten shares of Class B Common Stock and ten shares of Class C Common Stock for an aggregate cash consideration of One Hundred Thousand Two Hundred Dollars ($100,200), this will confirm that we are buying such shares for investment for our account only and not with a view to reselling or otherwise distributing them.

                                Very truly yours,

                                Alliance Capital Management L.P.


                                By:  Alliance Capital Management
                                       Corporation,
                                       its General Partner


                                By:  /s/ Robert H. Joseph, Jr.
                                     Name: Robert H. Joseph, Jr.
                                     Title: Senior Vice President
                                      and Chief Financial Officer










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